Exhibit 19

                           Independent Auditors' Report


The Board of Directors
The CIT Group/Sales Financing, Inc.:

We have examined management's assertion about The CIT Group/Sales Financing, Inc. (the Company), a wholly owned subsidiary of The CIT Group Holdings, Inc., compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 1996 included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1996 is fairly stated, in all material respects.

Management's assertion herein relates to the application of these minimum servicing standards as they apply to loans serviced for others by the Company, except for the GNMA Defaulted Manufactured Housing Master Subservicing contract. Management has issued a separate assertion on the application of these minimum servicing standards as they relate to the GNMA Defaulted Manufactured Housing Master Subservicing contract. Such assertion states that the Company complied with the aforementioned minimum servicing standards, except for certain items of non-compliance relating solely to the GNMA Defaulted Manufactured Housing Master Subservicing contract during a portion of the year ended December 31, 1996 which primarily related to a subservicer and that the Company was in compliance with all minimum servicing standards as of December 31, 1996. Our opinion on management's assertion, dated March 12, 1997 related to the USAP minimum servicing standards as applied to the GNMA Defaulted Manufactured Housing Master Subservicing contract as of and for the year ended December 31, 1996 states that their assertion is fairly stated, in all material respects.




                                          /s/ KPMG Peat Marwick LLP
                                          KPMG Peat Marwick LLP

March 12, 1997